STOCK PURCHASE AGREEMENT

                         BY AND BETWEEN

                       KAMAN CORPORATION

                              AND

                      ITT INDUSTRIES, INC.







                  Dated as of November 14, 1997

                        TABLE OF CONTENTS
                                                             PAGE
I.   PURCHASE AND SALE OF THE SHARES . . . . . . . . . . . . .  1

               1.1     Purchase and Sale of the Shares . . . .  1
               1.2     Consideration . . . . . . . . . . . . .  1
               1.3     Closing . . . . . . . . . . . . . . . .  1
               1.4     Deliveries by Seller. . . . . . . . . .  2
               1.5     Deliveries by Buyer . . . . . . . . . .  2
               1.6     Purchase Price Adjustment . . . . . . .  2

II.  RELATED MATTERS . . . . . . . . . . . . . . . . . . . . .  3

               2.1     Intercompany Accounts . . . . . . . . .  3
               2.2     Resignations. . . . . . . . . . . . . .  3
               2.3     Use of Kaman Name . . . . . . . . . . .  4

III. REPRESENTATIONS AND WARRANTIES OF SELLER. . . . . . . . .  4

               3.1     Organization of Seller; Authority . . .  4
               3.2     Title to Shares . . . . . . . . . . . .  5
               3.3     Organization and Qualification of the
                         Company . . . . . . . . . . . . . . .  5
               3.4     Capitalization. . . . . . . . . . . . .  5
               3.5     No Violation; Consents and Approvals. .  6
               3.6     Financial Statements. . . . . . . . . .  6
               3.7     Absence of Certain Changes or Events. .  7
               3.8     Absence of Undisclosed Liabilities. . .  7
               3.9     Title to Personal Property. . . . . . .  7
               3.10    Title to Real Property. . . . . . . . .  8
               3.11    Intellectual Property . . . . . . . . . 10
               3.12    Litigation. . . . . . . . . . . . . . . 10
               3.13    Employee Benefit Plans. . . . . . . . . 10
               3.14    Taxes . . . . . . . . . . . . . . . . . 12
               3.15    Contracts and Commitments . . . . . . . 14
               3.16    Compliance with Laws. . . . . . . . . . 16
               3.17    Insurance . . . . . . . . . . . . . . . 17
               3.18    Labor Matters . . . . . . . . . . . . . 17
               3.19    Environmental Matters . . . . . . . . . 17
               3.20      Transactions with Affiliates. . . . . 19
               3.21      Material Suppliers. . . . . . . . . . 19
               3.22      Absence of Certain Payments . . . . . 19
               3.23    Classified Information. . . . . . . . . 20
               3.24    Brokers . . . . . . . . . . . . . . . . 20

IV.  REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . 19

               4.1     Organization; Authority . . . . . . . . 20
               4.2     No Violation; Consents and Approvals. . 20
               4.3     Litigation. . . . . . . . . . . . . . . 20
               4.4     Financing . . . . . . . . . . . . . . . 21
               4.5     Acquisition of the Shares for Invest-
                         ment; Securities Act. . . . . . . . . 21
               4.6     Brokers . . . . . . . . . . . . . . . . 21

V.   COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . 21

               5.1     Conduct of the Company's Business . . . 21
               5.2     Cash Dividends. . . . . . . . . . . . . 22
               5.3     Access to Information Prior to the
                         Closing; Confidentiality. . . . . . . 22
               5.4     Reasonable Efforts. . . . . . . . . . . 23
               5.5     Consents. . . . . . . . . . . . . . . . 23
               5.6     Antitrust Notification. . . . . . . . . 24
               5.7     Public Announcements. . . . . . . . . . 24
               5.8     Supplemental Disclosure . . . . . . . . 24
               5.9     Access to Books and Records Following
                         the Closing . . . . . . . . . . . . . 24
               5.10    Certain Contracts . . . . . . . . . . . 25
               5.11    Release of Liens and Guarantees . . . . 25

VI.  TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . 26

               6.1     Certain Definitions . . . . . . . . . . 26
               6.2     Transfer and Similar Taxes. . . . . . . 26
               6.3     Real Property and Personal Property
                         Taxes . . . . . . . . . . . . . . . . 26
               6.4     Return Filings, Refunds and Credits . . 26
               6.5     Tax Elections . . . . . . . . . . . . . 29
               6.6     Timing Adjustments. . . . . . . . . . . 30
               6.7     Tax Indemnification . . . . . . . . . . 31
               6.8     Section 338(h)(10) Election . . . . . . 33

VII. ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . 34

               7.1     Company Employees; Employee Contracts
                         and Benefits. . . . . . . . . . . . . 34
               7.2     Allocation of Cash. . . . . . . . . . . 39
               7.3     No Solicitation . . . . . . . . . . . . 40
               7.4     Termination of Intercompany Commitments 40
               7.5     Dispute Resolution. . . . . . . . . . . 40
               7.6     Non-Competition; Nondisclosure. . . . . 41

VIII.     CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . 42

               8.1     Conditions to Both Parties' Obligations 42
               8.2     Conditions to Seller's Obligations. . . 43
               8.3     Conditions to Buyer's Obligations . . . 43

IX.  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 44

               9.1     Termination . . . . . . . . . . . . . . 44
               9.2     Procedure and Effect of Termination . . 44

X.        SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNI-
          FICATION . . . . . . . . . . . . . . . . . . . . . . 45

               10.1    Survival of Representations and Cove-
                         nants . . . . . . . . . . . . . . . . 45
               10.2    Seller's Agreement to Indemnify . . . . 45
               10.3    Seller's Limitation of Liability. . . . 46
               10.4    Buyer's Agreement to Indemnify. . . . . 46
               10.5    Buyer's Limitation of Liability . . . . 47
               10.6    Conditions of Indemnification With Re-
                         spect to Third-Party Claims . . . . . 47
               10.7    Net Payments. . . . . . . . . . . . . . 48
               10.8    Sole Remedy for Certain Claims. . . . . 48
               10.9    Adjustment to Purchase Price. . . . . . 49

XI.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 49

               11.1    Further Assurances. . . . . . . . . . . 49
               11.2    Notices . . . . . . . . . . . . . . . . 49
               11.3    Amendment, Modification and Waiver. . . 50
               11.4    Entire Agreement. . . . . . . . . . . . 50
               11.5    Severability. . . . . . . . . . . . . . 50
               11.6    Binding Effect; Assignment. . . . . . . 50
               11.7    No Third-Party Beneficiaries. . . . . . 50
               11.8    Fees and Expenses . . . . . . . . . . . 51
               11.9    Counterparts. . . . . . . . . . . . . . 51
               11.10   Interpretation. . . . . . . . . . . . . 51
               11.11   Forum; Service of Process . . . . . . . 51
               11.12   Governing Law . . . . . . . . . . . . . 51
               11.13   WAIVER OF JURY TRIAL. . . . . . . . . . 51
               11.14   Certain Defined Terms . . . . . . . . . 52

                     STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of November 14, 1997
(the "Agreement"), by and between KAMAN CORPORATION, a Connecticut corporation ("Seller"), and ITT Industries, Inc., an Indiana corporation ("Buyer").

          WHEREAS, Buyer desires to acquire from Seller, and Seller desires to dispose of, the business, properties and assets of Kaman Sciences Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Seller (the "Company"); and

          WHEREAS, to effect such transaction, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock (the "Shares") of the Company, upon the terms and subject to the conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:


I.  PURCHASE AND SALE OF THE SHARES.

          1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the closing provided for in Section 1.3 hereof (the "Closing"), Seller shall cause its wholly owned subsidiary, Kaman Diversified Technologies Corporation, a Connecticut corporation ("Kaman Diversified"), to sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Kaman Diversified, all of Kaman Diversified's right, title and interest in and to the Shares, free and clear of all Liens (other than those, if any, created by Buyer).

          2 Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, at the Closing, Buyer shall pay to Seller the sum of $135,000,000 in cash (the "Purchase Price").

          3 Closing. The Closing of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on December 30, 1997, or if the conditions to Closing set forth in Article VIII hereof shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other place, date and time as shall be mutually agreed upon by the parties hereto; provided, however, that except for the purposes of Section 1.6, the parties hereto intend that such Closing shall be deemed to be effective, and the transactions contemplated by this Agreement shall be deemed to occur, at 11:59 p.m. on the date on which the Closing actually occurs (the "Closing Date").

          4 Deliveries by Seller. Prior to or at the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

          (a) a stock certificate or stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank;

          (b) the minute books, stock books, stock ledgers and corporate seal of the Company;

          (c)  the resignations of directors referred to in Section
2.2 hereof;

          (d)  the officer's certificate referred to in Section
8.3(c) hereof; and

          (e) all other documents, certificates, instruments or writings required to be delivered by Seller prior to or at the Closing pursuant to this Agreement or otherwise required in connection herewith.

          5 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

          (a) cash in an amount equal to the Purchase Price, by wire transfer of immediately available funds to a bank account designated by Seller prior to the Closing;

          (b)  the officer's certificate referred to in Section
8.2(c) hereof; and

          (c) all other documents, certificates, instruments or writings required to be delivered by Buyer prior to or at the Closing pursuant to this Agreement or otherwise required in connection herewith.

          6 Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 60 days following the Closing Date, Buyer shall prepare and deliver to Seller an audited statement of stockholders equity of the Company as of the close of business on the Closing Date (including the notes thereto, the "Closing Date Statement") together with the workpapers used in the preparation thereof. The Closing Date Statement shall be prepared as if the Closing Date was the Company's normal year end, in accordance with GAAP applied on a basis consistent with the December 31, 1996 balance sheet referred to in Section 3.6.

          (b) Seller shall have 30 days to review the Closing Date Statement after receipt thereof. If Seller notifies Buyer of its objection to the Closing Date Statement, Buyer and Seller shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.
If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Buyer and Seller shall submit all items remaining in dispute to a nationally recognized firm of independent accountants mutually agreeable to Buyer and Seller ("Neutral Accounting Firm") for resolution by delivering to the Neutral Accounting Firm its calculation of such items. All fees and expenses relating to the work, if any, to be performed by the Neutral Accounting Firm shall be borne equally between Seller and Buyer. The Neutral Accounting Firm shall determine, based solely on the submissions by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Accounting Firm's determination shall be made within 30 days of submission as provided above and shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term "Final Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date Statement agreed to by Buyer and Seller or the definitive Closing Date Statement resulting from the determinations made by the Neutral Accounting Firm (in addition to those items theretofore agreed to by Seller and Buyer).

          (c) Within five business days after the Final Closing Date Statement is agreed to or any remaining disputed items are ultimately resolved pursuant to Section 1.6(b): (x) if the stockholders equity set forth in the Final Closing Date Statement exceeds $28,600,000, Buyer shall pay Seller the amount of such excess (plus interest thereon accrued from the Closing Date to the payment date at a rate of 7% per annum) by wire transfer in immediately available funds to an account specified by Seller and
(y) if $28,600,000 exceeds the stockholders equity set forth in the Final Closing Date Statement, Seller shall pay Buyer the amount of such excess (plus interest thereon accrued from the Closing Date to the payment date at a rate of 7% per annum) by wire transfer in immediately available funds to an account specified by Buyer.

II.  RELATED MATTERS.

          1 Intercompany Accounts. Seller shall, and shall cause its subsidiaries (including the Company) to, take all actions necessary to settle as of the Closing all cash overdrafts or balances, intercompany payables or receivables, indebtedness and other accounts between the Company, on the one hand, and Seller and its other subsidiaries, on the other hand (other than trade accounts arising in the ordinary course of business).

          2 Resignations. At the Closing, Seller shall cause each director of the Company to resign as a director of the Company, each such resignation to be effective as of the Closing.

          3  Use of Kaman Name.

          (a) At the Closing, Buyer shall (i) cause a Certificate of Amendment to the Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware changing the name of the Company to a name other than "Kaman Sciences Corporation" and not including any derivative or variant of "Kaman" and (ii) deliver to Seller a duplicate original of such Certificate, duly executed and suitable for filing. Other than as set forth below, Buyer shall not use or permit any of its subsidiaries to use the name "Kaman Sciences Corporation" or "Kaman" or any derivative or variant thereof.

          (b) Seller hereby grants to Buyer a non-exclusive right to continue to use the name "Kaman Sciences Corporation" (the "License") from and after the Closing Date to the extent reasonably required for legal or regulatory or permit purposes relating to its ownership of the Company; provided, however, that Buyer shall use reasonable efforts to minimize or eliminate all such usage as expeditiously as possible; it being understood that, in any event, the License shall terminate six months after the Closing Date.

          (c) If and to the extent necessary, Seller hereby grants to the Company a non-exclusive license (i) for a period of one year from and after the Closing Date to use tools, mask sets, dies and molds retained by the Company hereunder which cause the name "Kaman Sciences Corporation" or "Kaman" to be formed in or on products currently being produced by the Company and (ii) for a period of one year after the Closing Date to sell products manufactured with the use of such tools, mask sets, dies or molds. Buyer shall (and shall cause the Company to) phase out such use of such name as soon as is reasonably practicable, and, in particular, shall remove the cast for such name from each such tool, mask set, die and mold on the first occasion after the Closing Date when such tool, mask set, die or mold is refurbished.

III.  REPRESENTATIONS AND WARRANTIES OF SELLER.

          Except as set forth with respect to a specifically identified representation and warranty on the disclosure schedule delivered by Seller to Buyer prior to the execution of this Agreement (the "Disclosure Schedule"), Seller represents and warrants to Buyer as follows:

          1 Organization of Seller; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all requisite corporate power and corporate authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agree-ment, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement constitutes a valid and binding obligation of Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (b) rights to indemnity may be limited by applicable law or the public policies underlying such laws.

          2 Title to Shares. Kaman Diversified is the record and beneficial owner of the Shares, free and clear of all liens, claims, encumbrances, options, pledges and security interests ("Liens"), and upon consummation of the transactions contemplated hereby, Seller will cause Kaman Diversified to transfer good and valid title to the Shares to Buyer, free and clear of all Liens other than those, if any, created by Buyer.

          3 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its business as conducted on the date hereof. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Seller has heretofore made available to Buyer complete and correct copies of the Certificate of Incorporation and Bylaws of the Company, the minute books and stock transfer records of the Company, as in effect as of the date of this Agreement. The Company does not own or have any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or have any direct or indirect equity or ownership interest or debt investment in, any corporation, association, partnership, joint venture or other business.

          4 Capitalization. The authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 1,000,000 shares of common stock, constituting the Shares, are validly issued and outstanding, fully paid and nonassessable, and no other shares of any other class or series of capital stock of the Company or securities exercisable or convertible into or exchangeable for capital stock of the Company ("Capital Stock Equivalents") are authorized, issued or outstanding. The Shares were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. There are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or unissued, of capital stock, Capital Stock Equivalents or other securities of the Company.

          5 No Violation; Consents and Approvals. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, (a) any provision of the Certificate of Incorporation or Bylaws of Seller or the Company, (b) any judgment, order, injunction or decree (an "Order"), or statute, law, ordinance, rule or regulation ("Applicable Law"), applicable to Seller or the Company or the property or assets of the Company, or
(c) constitute a default by the Seller or the Company (or an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of the Company or the Shares under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation ("Contracts") to which Seller or the Company is a party or by which Seller or the Company or any of the Company's assets may be bound, except in the case of clause (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 3.5 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with ("Governmental Approval"), any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign ("Governmental Authority"), is required to be obtained or made by or with respect to Seller, its subsidiaries or the Company in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby, other than, in each case, (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) compliance with and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(iii) compliance with and filings under state environmental statutes, (iv) compliance with and filings under applicable governmental and defense industrial security clearances, (v) immaterial routine notice filings, and (vi) those which may be required by reason of Buyer's (as opposed to any other third party's) participation in the transactions contemplated hereby.

          6 Financial Statements. Seller has heretofore delivered to Buyer true and correct copies of the unaudited balance sheets of the Company as of December 31, 1996 and September 30, 1997 and the related income and cash flow statements for the year ended December 31, 1996 and the nine months ended September 30, 1997 (collectively, the "Financial Statements"). The balance sheet of the Company as of September 30, 1997 is hereinafter referred to as the "Balance Sheet". Except as set forth in Section 3.6 of the Disclosure Schedule, the Financial Statements (a) fairly present in all material respects, the financial condition and the results of operations and cash flows of the Company as of the dates and for the periods indicated and (b) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied consistently throughout the periods involved, except as disclosed therein and, in the case of interim financial statements, for the absence of footnotes and for normal year-end adjustments.

          7 Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of the Balance Sheet to the date of this Agreement, (i) the Company has operated its business solely in the ordinary course of business consistent with past practices, (ii) the Company has not engaged in any of the activities prohibited to be taken by the Company during the period from the date of this Agreement to the Closing Date by
Section 5.1(a) through (l), and (iii) there have occurred no changes or events which, individually or in the aggregate, would have a Company Material Adverse Effect. As used in this Agreement, any reference to any event, change or effect having a "Company Material Adverse Effect" means such event, change or effect, individually or in the aggregate, is materially adverse to (a) the business, properties, financial condition or results of operations of the Company or (b) the ability of Seller to consummate the transactions contemplated hereby.

          8 Absence of Undisclosed Liabilities. Except as set forth in Section 3.8 of the Disclosure Schedule and for liabilities or obligations which are accrued or reserved against on the Balance Sheet, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent, mature or unmature, other than liabilities or obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet which in the aggregate would not have a Company Material Adverse Effect.

          9  Title to Personal Property.

          (a) Except as set forth in Section 3.9(a) of the Disclosure Schedule, the Company has good and valid title to all personal property, whether tangible or intangible, owned by the Company, and a valid and enforceable right to use all personal property leased by or licensed to the Company, which is used in and necessary for the conduct of the business of the Company as conducted on the date hereof (the "Personal Property") (except such as have been subsequently sold or otherwise disposed of in the ordinary course of business, or for which any lease or license shall have terminated in accordance with its terms, and accounts, bills and notes receivables subsequently collected), in each case, free and clear of all Liens, imperfections of title or encumbrances of any nature whatsoever, other than (i) Liens relating to personal property leases which are not required to be listed in Section 3.15 of the Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith and (iv) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate (the Liens, imperfections of title and encumbrances described in clauses (ii),
(iii) and (iv) above are hereinafter referred to collectively as the "Permitted Liens").

          (b) Except as set forth in Section 3.9(b) of the Disclosure Schedule, all material tangible items of Personal Property necessary for the operation or conduct of the Company's business as currently conducted are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of the Company's business.

          (c) Except as set forth in Section 3.9(c) of the Disclosure Schedule, all inventory of the Company is in good and merchantable condition and is usable or saleable in the ordinary course of business.

          10  Title to Real Property.

          (a) As used in this Agreement, the term "Real Property" shall mean all real property and interests in real property owned in fee or leased by the Company. Section 3.10(a) of the Disclosure Schedule lists all Real Property. Except as set forth in Section 3.10(a) of the Disclosure Schedule, the Real Property constitutes all real property and interests in real property used in the conduct of the business of the Company as conducted on the date hereof.

          (b)  As used in this Agreement, the term "Real Estate
Permitted Liens" shall mean:

               (i) All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such governmental authority affecting the Real Property;

               (ii) All easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements and other similar matters which do not impair the use of the Real
Property to which they relate;

               (iii) All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business; and

               (iv) All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property.

          (c) Except as set forth in Section 3.10(c) of the Disclosure Schedule, the Company has (i) such title to all Real Property owned by it as required for the conduct of its business as conducted on the date hereof, and (ii) valid leasehold interests in all Real Property leased by it, in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature whatsoever, except for Permitted Liens and Real Estate Permitted Liens which individually or in the aggregate would not have a Company Material Adverse Effect.

          (d) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Seller or the Company, threatened against the Real Property.

          (e) All of the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and there are no facts which would prevent the Real Property from being occupied after the Closing Date in the same manner as before.

          (f) All improvements on the Real Property were constructed in compliance with all applicable federal, state, local or foreign statutes, laws, ordinances, regulations, rules, codes, orders or requirements (including, but not limited to, any building, zoning or environmental laws or codes) affecting such property, except where the failure to be in compliance would not, individually or in the aggregate, impair the value or interfere with the present use of such Real Property or otherwise impair business operations.

          (g) All improvements on the Real Property and the present use and conditions thereof do not violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any governmental agency having jurisdiction over the Real Property.

          (h) All improvements on any Real Property do not encroach on any adjoining premises in any material respect and there are no encroachments on any Real Property by any improvements located on any adjoining premises in any material respect.

          (i) Except as set forth in Section 3.10(i) of the Disclosure Schedule, all improvements on the Real Property are structurally sound in all material respects and in reasonably good maintenance and repair, normal wear and tear excepted.

          (j) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in Sections 3.10(e), (f), (g), (h) and (i) with respect to Real Property which is leased by the Company are made only to the extent of Seller's and the Company's knowledge.

          11  Intellectual Property.

          (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all material registered patents, trademarks, trade names, service marks, assumed names, copyrights and all applications therefor (collectively, the "Industrial Property") owned, filed or licensed by the Company and used in and necessary for the conduct of the business of the Company as conducted on the date hereof and, with respect to registered trade-marks, all jurisdictions in which such trademarks are registered.

          (b) As used in this Section 3.11(b), "Intellectual Property" shall mean Industrial Property and inventions, invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, confidential information and know-how. Except as set forth in Section 3.11(b) of the Disclosure Schedule, (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to use Intellectual Property,
(ii) all Intellectual Property owned by the Company is owned by the Company free and clear of all Liens, (iii) the Company owns or has the right to use all of the Intellectual Property used in the con-duct of its business as conducted on the date hereof, and (iv) no claims have been asserted of which the Company has been given notice by any person with respect to the ownership or use by the Company of the Intellectual Property.

          12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending, or, to the knowledge of Seller and the Company, threatened against or affecting the Company or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, except those (other than those pending on or prior to the date hereof) which, if adversely determined, would not have a significant adverse impact on the financial condition of the Company. Except as set forth in
Section 3.12 of the Disclosure Schedule, neither Seller nor the Company have received any notice that the Company or any of its assets is subject to any material decree, order or judgment.

          13  Employee Benefit Plans.

          (a) Section 3.13(a) of the Disclosure Schedule sets forth a complete list of all plans, contracts, agreements, practices, policies or arrangements, oral or written, providing for employment or for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, foreign benefits, life, accident and health insurance, hospitalization, savings, holiday, vacation, severance pay, change of control payments or benefits, sick pay, leave, disability, tuition refund, service awards or any other employee or executive benefits, including, without limitation, any such plan, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, "ERISA"), including any "employee welfare benefit plan" as defined in Section 3(1) of ERISA ("Welfare Plan") and any employee pension benefit plan as defined in Section 3(2) of ERISA ("Pension Plan") providing employee benefits or compensation to current or former employees of the Company maintained or contributed to by Seller or the Company or to which Seller or the Company is a party (each of the preceding hereinafter is referred to individually as a "Plan" and collectively as the "Plans"). True and complete copies of each written Plan and any written summaries thereof and a written summary of the material terms of each oral Plan have been made available to the Buyer by the Seller.

          (b) Neither Seller nor the Company is contributing, or has in the past contributed to, any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA in which employees of the Company participate and no withdrawal liability has been incurred by or asserted against Seller or the Company with respect to a multiemployer plan.

          (c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, (i) for each Plan that is a "pension plan" within the meaning of Section 3(2) of ERISA that is intended to satisfy the provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), Seller or the Company has obtained a favorable determination letter from the Internal Revenue Service (the "IRS") to such effect, (ii) to the knowledge of Seller or the Company, none of the determination letters has been revoked by the IRS nor has the IRS given any written notice to Seller that it intends to revoke any such determination letter, (iii) no Plan that is a funded pension plan and no trust established thereunder has any accumulated funding deficiency within the meaning of
Section 302(a) of ERISA and Section 412 of the Code, (iv) no material reportable event within the meaning of Section 4043 of ERISA or material "prohibited transaction" within the meaning of
Section 406 of ERISA has occurred with respect to any Plan and no material tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof, and (v) neither Seller nor the Company has incurred any material liability to the Pension Benefit Guaranty Corporation with respect to any Plan which is a pension plan subject to Title IV of ERISA other than liability for routine premiums for which adequate provision has been made in accordance with accepted accounting standards.

          (d) Except as set forth in Section 3.13(d) of the Disclosure Schedule, there are no material claims pending by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          (e)  Each Pension Plan listed on Section 3.13(a) of the
Disclosure Schedule is in material compliance with the provisions of ERISA, with its governing documents, applicable provisions of the Code and all other Applicable Law.

          (f) Each Welfare Plan listed on Section 3.13(a) of the Disclosure Schedule is in material compliance with the provisions of ERISA, with its governing documents and all other Applicable Law, including, without limitation, all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

          (g) The Company and Seller, with respect to the Company, are in compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and all other Applicable Laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status.

          14  Taxes.

          (a) Except as set forth in Section 3.14 of the Disclosure Schedule:

               (i) Seller or one of Seller's affiliates has timely filed with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company and such Tax Returns are true, correct and complete in all material respects;

               (ii) Seller or one of Seller's affiliates has paid or made adequate provision in accordance with generally accepted accounting standards for the payment of all Taxes (as hereinafter defined) of the Company shown to be due on such filed Tax Returns either directly, as part of the consolidated tax return of another taxpayer, or otherwise;

               (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it;

               (iv) the Company has or has caused to be duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all Applicable Laws;

               (v) the Company is not a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing;

               (vi)  there are no liens with respect to Taxes
(except for liens for Taxes which are not yet delinquent) upon any of the Company assets;

               (vii) all material Tax Returns filed by or on behalf of the Company have been examined by the relevant taxing authorities or the statute of limitations with respect to such returns has expired and all deficiencies asserted or assessments made as a result of any examination by the IRS or any other taxing authority of the Tax Returns of or covering the Company have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority for which the Company may be liable;

               (viii) neither Seller nor the Company has received any written notice of deficiency or assessment or has any actual knowledge of any proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to liabilities for which the Company may be liable;

               (ix) neither the Company nor any person on its behalf has (A) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law, or
(B) agreed to or is required to make any adjustment pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any actual knowledge that the IRS has proposed any such adjustment or change in accounting method, or has an application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the subject business or operations of the Company;

               (x) Seller is not a foreign person within the meaning of Section 1445 of the Code; and

               (xi)  no claim has been made by a taxing
jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (b)  As used in this Agreement:

               (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, net income, gross income, corporation, advance corporation, gross receipts, premium, estimated, customs, duties, transfer, excise, property, sales, use, value-added, license, payroll, pay as you earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and such term shall include any interest, penalties or additions to tax attributable to such taxes.

               (ii) "Tax Return" means any report, return, state-ment, estimate, informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

          15 Contracts and Commitments. Section 3.15 of the Disclosure Schedule sets forth a list of all material agreements, contracts and commitments to which the Company is a party or by which the Company or its assets are bound (each, a "Material Contract"), including, without limitation:

          (a) employment agreements or severance agreements or employee termination arrangements that are not terminable at will by the Company without penalty;

          (b) any change of control agreements with employees of the Company;

          (c) agreements, contracts, commitments or arrangements containing any covenant limiting the ability of the Company to engage in any line of business or to compete with any business or person;

          (d) agreements or contracts with Seller or any of its affiliates (other than the Company) or any officer, director or employee of the Company or Seller or any of such affiliates (other than employment, severance and change of control agreements covered by clause (a) or (b) above);

          (e) agreements or contracts under which the Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $100,000;

          (f) joint venture agreements or other agreements involving the sharing of profits;

          (g) leases pursuant to which personal or real property is leased to or from the Company;

          (h)  powers of attorney from the Company;

          (i) guaranties, suretyships or other contingent agreements of the Company;

          (j) any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company and involving future payments which exceed $100,000 in any 12-month period;

          (k) any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

          (l) contracts pursuant to which the Company will receive or pay in excess of $1,000,000 over the life of the contract;

          (m) any U.S. Government Contract which contains an "organizational conflicts of interest" clause or which limits or caps the ability of the Company to recover general administrative and overhead costs; and

          (n) any other material agreements, contracts and commit-ments not entered into in the ordinary course of business.

Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor, to the knowledge of Seller and the Company, any other party thereto, is in material breach of or in material default under any agreement, contract or commitment to which the Company is a party whether or not set forth in Section
3.15 of the Disclosure Schedule. Each such agreement, contract and commitment is in full force and effect, and is a legal, valid and binding obligation of the Company and, to the knowledge of Seller and the Company, each of the other parties thereto, enforceable in accordance with its terms. Without limiting the generality of the foregoing, with respect to U.S. Government Contracts:

                      (i)  Seller's and the Company's cost
accounting and procurement systems with respect to U.S. Government Contracts are in compliance in all material respects with all applicable governmental regulations;

                     (ii)  except as set forth in Section 3.15 of
the Disclosure Schedule, (1) Seller and the Company have complied with all material terms and conditions of such U.S. Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (2) Seller and the Company have complied with all material requirements of applicable laws pertaining to such U.S. Government Contract; (3) to Seller's and the Company's knowledge, all representations and certifications executed, acknowledged or set forth in or pertaining to such U.S. Government Contract were complete and correct in all material respects as of their effective date, and Seller and the Company have complied in all material respects with all such representations and certifications; (4) neither the United States government nor any prime contractor, subcontractor or other person has notified Seller or the Company, either orally or in writing, that Seller or the Company has breached or violated any Applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such U.S. Government Contract; and (5) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any U.S. Government Contract listed in Section 3.15 of the Disclosure Schedule;

                    (iii) to Seller's and the Company's knowledge, except as set forth in Section 3.15 of the Disclosure Schedule:
(1) neither Seller nor the Company nor any of their respective directors, officers or employees is (or during the last three (3) years has been) under administrative, civil or criminal investigation, or indictment or audit by any governmental authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any U.S. Government Contract (other than routine DCAA audits, in which no such irregularities, misstatements or omissions were expressly identified); and (2) during the last three (3) years, neither Seller nor the Company has conducted or initiated any internal investigation or made a voluntary disclosure to the United States government, with respect to any alleged irregularity, misstatement or omission arising under or relating to a U.S. Government Contract;

                     (iv) to Seller's and the Company's knowledge, except as set forth in Section 3.15 of the Disclosure Schedule, there exist (1) no outstanding material claims against Seller or the Company, either by the United States government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any U.S. Government Contract; and (2) no material disputes between Seller or the Company and the United States government under the Contract Disputes Act or any other Federal statute or between Seller or the Company and any prime contractor, subcontractor or vendor arising under or relating to any U.S. Government Contract; and

                      (v)  neither Seller nor the Company nor, to
Seller's or the Company's knowledge, any of its or the Company's directors, officers or employees is (or during the last three (3) years has been) suspended or debarred from doing business with the United States government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for United States government contracting.

          16  Compliance with Laws.  Except as set forth in Section
3.16 of the Disclosure Schedule, the Company is in compliance with all Applicable Laws and all Orders of any Governmental Authority applicable to the Company or any of its assets, except for (a) ERISA and other laws applicable to the Plans, which are addressed in Section 3.13 hereof; (b) laws regarding the payment of Taxes, which are addressed in Section 3.14 hereof; (c) laws regarding labor matters, which are addressed in Section 3.18 hereof; (d) environmental laws, which are addressed in Section 3.19 hereof; and
(e) laws the violation of which, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company has all material permits, certificates, licenses, approvals and other authorizations required in connection with the conduct of its business as conducted on the date hereof under Applicable Laws (other than those referred to in clauses (a) - (d) above).

          17 Insurance. Seller and the Company maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and retained amounts, and against such risks and losses, as are, in the judgment of the Company, reasonable for the conduct of the business as conducted on the date hereof and assets of the Company. Section 3.17 of the Disclosure Schedule sets forth a list of such insurance policies as are in full force and effect as of the date of this Agreement, which policies Seller shall, or shall cause the Company to, maintain in full force and effect during the period from the date of this Agreement through the Closing Date.

          18 Labor Matters. Except as set forth in Section 3.18 of the Disclosure Schedule, (a) the Company is in substantial com-pliance with all Applicable Laws regarding employment and em-ployment practices, (b) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending with respect to the business of the Company, (c) there is no labor strike, slowdown, work stoppage or lockout in effect, or, to the knowledge of Seller and the Company, threatened against or otherwise affecting the Company, and the Company has not experienced any such labor controversy within the past three years, (d) there is no material charge or complaint pending against the Company before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, (e) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (f) the Company will not have any material liability under any benefit or severance policy, practice, agree-ment, plan, or program which exists or arises, or may be deemed to exist or arise, under any Applicable Law or otherwise, as a result of the transactions contemplated hereunder; (g) the Company is not a party to any collective bargaining agreement; and (h) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the knowledge of Seller and the Company, the Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company, and no such investigation is in progress.

          19  Environmental Matters.  Except as set forth in
Section 3.19 of the Disclosure Schedule, (i) the Company has not, as of the date hereof, received any notice alleging the material violation of, or any material actual or potential liability relating to, any applicable Federal, state or local statutes, laws, regulations, rules, decrees, orders, judgments, ordinances, or common law related to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any similar state or local statutes or regulations ("Environmental Laws"), which violation has not been resolved and, to the knowledge of Seller and the Company, no such notice is threatened or otherwise expected, (ii) the Company is and has been in material compliance with all applicable Environmental Laws and, to the knowledge of Seller and the Company, there is no condition that could prevent or materially interfere with such compliance in the future, (iii) the Company has obtained and is and has been in material compliance with all required governmental environmental permits, registrations and authorizations with respect to the business of the Company as currently conducted, (iv) no hazardous waste, substance, material, or chemical, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated under, or that can result in liability under, applicable Environmental Laws ("Hazardous Substances"), has been transported, stored, treated or disposed of by the Company on the real estate owned, operated or otherwise used by the Company or at any other location, except as would not result in material liability under any applicable Environmental Laws, (v) the Company has not assumed, contractually or by operation of law, any liabilities, potential liabilities or obligations of any other person or entity under any applicable Environmental Laws, (vi) the Company has not entered into, agreed to, or is subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, (vii) there are no (w) underground or aboveground storage tanks, (x) surface impoundments, (y) landfills or (z) sewer or septic systems currently or formerly present at or about any of the properties or facilities currently or, to the knowledge of Seller and the Company, formerly owned, operated or otherwise used by the Company that would be reasonably likely to result in material liability to the Company under any applicable Environmental Laws, and (viii) there are no actions, activities, events, conditions or circumstances occurring or, to the knowledge of Seller and the Company, existing during the time of the Company's operations and ownership of its properties or, to the knowledge of Seller and the Company, prior to such time, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Substances, that would be reasonably likely to result in any material liability or obligation of the Company under or relating to any Environmental Laws.

          20    Transactions with Affiliates.  Except as disclosed
in Section 3.20 of the Disclosure Schedule, there are no Contracts, agreements or arrangements between the Company and Seller (or any affiliate of Seller).

          21    Material Suppliers.  Section 3.21 of the Disclosure
Schedule sets forth the names of the ten suppliers of the Company whom the Company paid the greatest sum of money in respect of services, products or materials provided to the Company between January 1, 1996 and September 30, 1997.

          22    Absence of Certain Payments.  During the five year
period prior to the date of this Agreement, the Company has not (nor has Seller, any director, officer, agent, or employee of the Company or of Seller nor any other person, acting on behalf of the Company) directly or indirectly: used any of the Company's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company's funds; violated any provision of the Foreign Corrupt Practices Act of 1977; established or maintained any unlawful or unrecorded fund of the Company's monies or other assets; made any false or fictitious entry on the books or records of the Company; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company, or to pay for favorable treatment for business secured or for special concessions already obtained for the Company.

          23  Classified Information.  To Seller's and the
Company's knowledge, no director, officer, employee or agent of Seller or the Company has violated, breached or failed to comply with the provisions and requirements of the DOD Industrial Security Manual for the Safeguarding of Classified Information.

          24 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Seller or the Company or any of their respective directors, officers, employees, representatives or agents, except for Lazard Freres & Co. LLC, the fees and expenses of which shall be borne by Seller.


IV.  REPRESENTATIONS AND WARRANTIES OF BUYER.

          Buyer hereby represents and warrants to Seller as follows:

          1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and has all requisite corporate power and corporate authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming that this Agreement constitutes a valid and binding obligation of Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that
(a) such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (b) rights to indemnity may be limited by applicable laws or the public policies underlying such laws.

          2 No Violation; Consents and Approvals. The execution and delivery by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, (a) any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) any Order or Applicable Laws applicable to Buyer or the property or assets of Buyer or (c) any Contracts to which Buyer is a party or by which Buyer or its assets may be bound, except, in the case of clauses
(b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not impair Buyer's ability to consummate the transactions contemplated hereby. No Governmental Approval is required to be obtained or made by or with respect to Buyer or its affiliates in connection with the execution and delivery of this Agreement, or the consummation by Buyer of the transactions contemplated hereby, other than, in each case, (i) compliance with and filings under the HSR Act, (ii) compliance with and filings under the Exchange Act, (iii) compliance with and filings under state environmental statutes, (iv) compliance with and filings under applicable governmental and defense industrial security clearances and (v) those the failure of which to obtain, individually or in the aggregate, would not impair Buyer's ability to consummate the transactions contemplated hereby.

          3 Litigation. (a) There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would impair Buyer's ability to consummate the transactions contemplated hereby, and (b) there are no outstanding Orders of any Governmental Authority, affecting Buyer or its assets, which would impair Buyer's ability to consummate the transactions contemplated hereby.

          4 Financing. Buyer has or has available sufficient funds to enable Buyer to pay the Purchase Price on the Closing Date and all related fees and expenses.

          5 Acquisition of the Shares for Investment; Securities Act. Buyer is acquiring the Shares for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares in violation of federal, state or other securities laws. Buyer agrees that it will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Shares in violation of any federal, state or other secu-rities laws.

          6 Brokers. No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its directors, officers, employees, representatives or agents.

V.  COVENANTS OF THE PARTIES.

          1 Conduct of the Company's Business. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, Seller will cause the Company to conduct its business and operations solely in the ordinary course of business consistent with past practice and, to the extent consistent therewith, to use reasonable best efforts to keep available the services of its officers and employees and preserve its current relationships with customers, suppliers, licensors, creditors and others having business dealings with it. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Seller will not permit the Company to:

          (a) create, incur, assume or guarantee any indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases), other than in the ordinary course of business and consistent with past practice;

          (b) issue, sell or deliver, redeem or purchase, any shares of its capital stock or any Capital Stock Equivalents, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its capital stock or Capital Stock Equivalents, or amend any terms of any such securities or agreements;

          (c) except as set forth in Section 5.1(c) of the Disclosure Schedule, increase the rate of compensation or benefits of, or pay or agree to pay any benefit to, its directors, officers or employees, except in the ordinary course of business consistent with past practice or as may be required by any existing plan, including, without limitation, any Plan, agreement or arrangement;

          (d) enter into, adopt or amend any Plan, or employment or severance agreement, except as required by law, and that nothing contained herein shall prevent the Company from entering into change of control agreements, all of the material terms of which have been disclosed to Buyer, with those employees identified in
Section 5.1(d) of the Disclosure Schedule;

          (e) except as set forth in Section 5.1(e) of the Disclosure Schedule, (i) sell, lease, transfer, or otherwise dispose of any properties or assets, real, personal or mixed, which have an aggregate book value in excess of $150,000 or (ii) mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value in excess of $150,000;

          (f) acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

          (g) except as set forth in Section 5.1(g) of the Disclosure Schedule, enter, modify, amend or terminate any lease of Real Property (except modifications or amendments in connection with renewals of leases in the ordinary course of business) or any other Material Contract;

          (h) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

          (i) cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

          (j) effectuate a "plant closing" or "mass layoff" (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company;

          (k)  amend its certificate of incorporation or by-laws;
or

          (l) agree, whether in writing or otherwise, to do any of the foregoing.

          2 Cash Dividends. Notwithstanding any provision in this Agreement to the contrary, the Company shall have the right to declare, set aside or pay any cash dividends or other cash distributions in respect of its capital stock.

          3  Access to Information Prior to the Closing;
Confidentiality.

          (a) During the period from the date of this Agreement through the Closing Date, Seller will cause the Company to give Buyer and its authorized representatives reasonable access during regular business hours to all plants, offices, warehouses, facilities, books and records of the Company as they may reasonably request; provided, however, (i) that Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller and the Company to schedule such access and visits through a designated officer of the Company and in such a way as to avoid disrupting the normal business of the Company, (ii) the Company shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege and
(iii) the Company need not supply Buyer with any information which, in the reasonable judgment of Seller or the Company, the Company is under a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information.

          (b) Until the Closing, Buyer will hold and will cause its employees, agents, affiliates, consultants, representatives and advisors to hold any information which it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement dated as of August 14, 1997 among Buyer, Seller and the Company (the "Confidentiality Agreement").

          4 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement at the earliest practicable date.

          5  Consents.  Without limiting the generality of
Section 5.4 hereof, each of the parties hereto will use its reasonable efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and governmental authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing; provided, however, that, any provision hereof to the contrary notwithstanding, neither Seller nor the Company shall have any obligation to pay any fee to any third party for the purpose of obtaining any consent or approval or any costs and expenses of any third party resulting from the process of obtaining such consent or approval. Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Buyer and Seller will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

          6 Antitrust Notification. Buyer and Seller will use their respective reasonable efforts to obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") required in connection therewith and responding as promptly as practicable to all inquiries received from the DOJ or FTC for additional information or documentation.

          7 Public Announcements. Seller and Buyer shall not, and Seller shall cause the Company not to, issue any report, statement or press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without prior consultation with and approval of the other party, except as may be required by law or securities exchange regulations or as may be necessary in order to discharge the disclosure obligations of any such party, in which case such party shall advise the other party and discuss the contents of the disclosure before issuing any such report, statement or press release.

          8 Supplemental Disclosure. Seller shall from time to time prior to the Closing supplement or amend the Disclosure Schedule with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in the Disclosure Schedule and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that no such supplement or amendment shall affect the representations, warranties, covenants or agreements (including those relating to indemnification) of the parties or the conditions to the obligations of the parties under this Agreement.

          9  Access to Books and Records Following the Closing.
(a) Following the Closing, Buyer shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of the Company which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing. Buyer agrees that it shall retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by law.

          (b) Following the Closing, Seller shall permit Buyer and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of Seller which relate to the Company and to transactions or events occurring prior to the

Closing or transactions or events occurring subsequent to the Closing which relate to or arise out of transactions or events occurring prior to the Closing. Seller agrees that it shall retain all such books and records for a period of seven years following the Closing, or for such longer period following the Closing as may be required by law.

          10  Certain Contracts.

          (a) If any novation of a contract with the United States Government or with a prime contractor to the United States Government (a "U.S. Government Contract") is required or requested, Buyer and Seller will each use its reasonable efforts, and will cooperate with each other, to obtain all such novations; provided, however, that in seeking to obtain such novations, Seller shall not be required to make any additional payment or take any additional action not otherwise required under the terms of any U.S. Government Contract. Buyer shall bear, pay, discharge and satisfy all costs, expenses and considerations required to obtain each novation of a U.S. Government Contract.

          (b) Without limiting the generality of the foregoing, in connection with the transactions contemplated hereby, (i) Buyer and Seller will execute novations in such form as may be reasonably required or requested by the United States Government and/or the appropriate prime contractor with respect to U.S. Government Contracts, (ii) subject to the limitations set forth in Section
10.3 hereof, Seller will indemnify Buyer against any liability (including setoff by the United States Government or other third party, guarantees, and payments) which Buyer may incur under any such novation agreement by reason of any prior failure by the Company to perform its obligations under the novated U.S. Government Contracts, and (iii) Buyer will indemnify Seller against any liability (including setoff by the United States Government or other third party, guarantees, and payments) which Seller may incur under such novation agreement by reason of any failure by the Company or Buyer or any assignee thereof to perform its obligations under the novated U.S. Government Contracts.

          (c) Buyer acknowledges that U.S. Government Contracts are subject to the rules and regulations of the United States Government, and to certain standard governmental contract clauses, including, without limitation, with respect to organizational conflicts of interest and termination for convenience.

          11 Release of Liens and Guarantees. At or prior to the Closing, Seller will obtain the release of all Liens on assets of the Company securing, and all guarantees by the Company of, any indebtedness of Seller.

VI.  TAX MATTERS.

          1  Certain Definitions.  As used in this Agreement:

          (a) "Buyer Group" means Buyer's affiliated group, within the meaning of Section 1504(a) of the Code, of which Buyer is the common parent.

          (b) "Pre-Closing Period" means any taxable period ending on or prior to the Closing Date, including that portion of any Straddle Period (as hereinafter defined) which ends on and including the Closing Date.

          (c) "Seller Group" means Seller's affiliated group, within the meaning of Section 1504(a) of the Code, of which Seller is the common parent.

          (d) "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

          (e) "Tax Benefit" means (A) a loss, deduction or credit for any Tax purpose or (B) a carry forward or carry back of a loss, deduction or credit for any Tax purpose.

          2 Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer, and Buyer shall, at its own expense, accurately file all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Seller will join in the execution of any such Tax Returns or such other documentation.

          3  Real Property and Personal Property Taxes.

          (a) Notwithstanding any provision in this Agreement to the contrary, real property taxes, if any, attributable to the Real Property acquired by Buyer hereunder shall be allocated between Buyer and Seller in accordance with Section 164(d) of the Code.

          (b) Notwithstanding any provision in this Agreement to the contrary, personal property taxes, if any, attributable to the Personal Property acquired by Buyer hereunder shall be allocated between Buyer and Seller in accordance with the principles of
Section 164(d) of the Code.

          4  Return Filings, Refunds and Credits.

          (a) For United States federal income tax purposes, the taxable year of the Company shall end as of the close of the Closing Date, and, with respect to all other Taxes, Seller and

Buyer shall, unless prohibited under applicable law, close or elect to close, the taxable year or other period of the Company as of the close of the Closing Date. Neither Seller nor Buyer shall take any position inconsistent with the preceding sentence on any Tax Return. Seller shall prepare, or cause to be prepared in a manner consistent with prior practice, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date (the "Prior Period Returns"). Except as provided in Section 6.2 hereof, Seller shall pay, or cause to be paid, all Taxes with respect to the Company shown to be due on the Prior Period Returns, including but not limited to any liability due with respect to any Section 338(h)(10) Election. All Tax Returns prepared by Seller shall be prepared in a manner consistent with prior practice (which, for purposes of this Agreement, shall mean the prior practice of any predecessor of the Company and/or any affiliated group that includes the Company (unless otherwise required by applicable tax laws).

          (b) Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) all other Tax Returns with respect to the Company, including Tax Returns, if any, for the Straddle Period (the "Straddle Period Returns") in a manner consistent with prior practice as well as all Tax Returns for taxable periods beginning on or after the Closing Date. Buyer shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

          (c) Buyer shall provide Seller with copies of any Straddle Period Returns at least thirty business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail Seller's indemnification obligation pursuant to 6.7 hereof (the "Indemnification Statement"). Seller shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If Seller disputes the amount calculated in the Indemnification Statement, Seller and Buyer shall consult and attempt to resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If Seller agrees to the Indemnification Statement amount, Seller shall pay to Buyer an amount equal to the Taxes shown on the Indemnification Statement not later than three business days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If the parties are unable to resolve any dispute within fifteen business days after Seller's receipt of such Straddle Period Return and Indemnification Statement, such dispute shall be resolved by the Neutral Accounting Firm which shall resolve any issue in dispute as promptly as practicable. If the Neutral Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) Buyer shall file, or shall cause to be filed, such

Straddle Period Return without such determination having been made and (B) Seller shall pay to Buyer, not later than five days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount determined by Seller as the proper amount chargeable to Seller pursuant to this Section 6.4. Upon delivery to Seller and Buyer by the Neutral Accounting Firm of its determination, appropriate adjustments shall be made to the amount paid by Seller in accordance with the immediately preceding sentence in order to reflect the decision of the Neutral Accounting Firm. The determination by the Neutral Accounting Firm shall be final, conclusive and binding on the parties. Any balance owing by the Seller to the Buyer or by the Buyer to the Seller shall be paid with interest at the rate of 7% within five business days after receiving the decision of the Neutral Accounting Firm.

          (d) Seller and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer and Seller recognize that Seller will need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees that from and after the Closing Date Buyer shall, and shall cause the Company to, (A) retain and maintain such records until such time as Seller determines that such retention and maintenance is no longer necessary and (B) allow Seller and its agents and representatives (and agents and representatives of its affiliates) to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller's cost and expense. Similarly, Buyer and Seller recognize that Buyer may need access, from time to time, after the Closing Date, to certain accounting and tax records and information held by Seller and its affiliates to the extent such records and information pertain to events occurring prior to the Closing Date that affect Tax Returns or Taxes for which the Buyer is responsible; therefore, Seller agrees that, from and after the Closing Date, Seller shall, and shall cause its affiliates to, (A) retain and maintain such records until such time as Buyer determines that such retention and maintenance is no longer necessary; and (B) allow Buyer and its agents and representatives (and agents and representatives of its affiliates) to inspect and make copies of such records as Buyer may deem necessary or appropriate from time-to-time, such activities to be conducted during normal business hours and at Buyer's cost and expense.

          (e) For a period of the later to occur of (i) seven years from the Closing Date or (ii) the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings), Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes for which the Seller may have liability or reporting responsibility without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty days prior to the proposed date of such disposition or destruction. For a period of the later to occur of (i) seven years from the Closing Date or (ii) the expiration of the applicable statute of limitations (taking into account any applicable extensions or tollings), Seller shall not, and shall cause its affiliates not to, dispose or destroy any of the business records and files in its possession pertaining to the Company that relate to Taxes for which the Buyer may have liability or reporting responsibility without first offering to turn over possession thereof to Buyer by written notice to Buyer at least 30 days prior to the proposed date of such disposition or destruction.

          (f) Any refunds and credits of Taxes of the Company with respect to (A) any taxable period ending on or before the Closing Date shall be for the account of Seller, and if received or utilized by Buyer or the Company, shall be paid to Seller within five business days after Buyer or the Company receives such refund or utilizes such credit, (B) any taxable period beginning after the Closing Date shall be for the account of Buyer, and if received or utilized by Seller or any of its affiliates shall be paid by Seller to Buyer within five business days after Seller or any of its affiliates receives such refund or utilizes such credit and (C) except as provided in the next sentence, any Straddle Period shall be apportioned between Seller and Buyer on the basis of an "interim closing of the books." In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other than Taxes based upon or related to income, the refund or credit of such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

          5  Tax Elections.

          (a) Buyer shall not, and shall cause the Company not to, make, amend or revoke any Tax election if such action would adversely affect any member of the Seller Group with respect to any taxable period ending on or before the Closing Date or for the Pre-Closing Period or any Tax refund with respect thereto.

          (b) Seller agrees that if requested to do so by the Buyer, Seller and its affiliates will join the Buyer in making a timely joint election under Section 338(h)(10) of the Code and the applicable Treasury regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, a "Section 338(h)(10) Election") with respect to the purchase and sale of the Shares hereunder.

          6 Timing Adjustments. If an audit or other examination of any Tax Return prepared in connection with income taxes ("Income Tax Return") of Seller or the Company for taxable periods ending on or before the Closing Date shall result (by final settlement or other final disposition) in any adjustment the effect of which is to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits ("Changes") reflected on the Income Tax Returns of Buyer or the Company for taxable periods commencing on or after the Closing Date, Seller will notify Buyer and provide Buyer with all necessary information so that it can reflect on the Income Tax Returns of Buyer or the Company any appropriate Changes. If as a result of such Changes, Buyer enjoys a net Tax Benefit from an increase in deductions, losses or tax credits and/or a decrease in the income, gains or recapture of tax credits (after taking into account the deferral of, or decrease in, deductions, losses or tax credits, or acceleration of, or increase in, income, gain or recapture of tax credits suffered by Buyer as a result of such Changes) (collectively, the "Buyer Benefits") with respect to Income Tax Returns for any taxable period commencing after the Closing Date, Buyer shall promptly make payments to Seller as and when Buyer realizes such Buyer Benefits. Buyer shall cause such Buyer Benefits to be claimed on the appropriate Income Tax Returns of Buyer or the Company commencing with its next Income Tax Return actually filed more than forty-five days after Buyer has received all necessary information from Seller. Buyer shall also claim Buyer Benefits for taxable years with respect to which Income Tax Returns have been filed after Buyer receives notice of the Changes as follows: (A) Buyer shall claim such Buyer Benefits in a claim for refund, amended return, or other appropriate Tax Return for any taxable period if such taxable period is being audited or examined by a taxing authority and (B) if not previously claimed or filed, Buyer shall in all events file a claim for refund, amended return, or other appropriate Tax Return claiming Buyer Benefits for a taxable period in which such Buyer Benefits are available before the appropriate statute of limitations expires if Buyer receives notice of the Changes at least forty-five days before the expiration of such statute of limitations. If Buyer fails to claim such Buyer Benefits as required in this Section 6.6, Buyer shall nevertheless pay Seller the amount it would have been required to pay to Seller under this Section 6.6 if such Buyer Benefits had been claimed by Buyer. For purposes of this Section 6.6, the amount of Buyer Benefits paid to Seller shall include the amount of interest (whether or not actually realized or received by Buyer or the Company), if any, that would have been payable by an appropriate taxing authority with respect to such Buyer Benefits from the first day that interest would have accrued under applicable law if Buyer had claimed Buyer Benefits no later than thirty days after Seller notified Buyer of the Changes through the date on which payment is made to Seller.

          7  Tax Indemnification.

          (a) Notwithstanding anything in this Agreement to the contrary, Buyer shall indemnify, defend and hold harmless Seller and its affiliates from and against any liability for Taxes of the Company for any taxable period ending after the Closing Date (except as provided in Section 6.3 hereof and to the extent such taxable period began before the Closing Date, in which case Buyer's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period). Notwithstanding the foregoing, Buyer shall indemnify, defend and hold harmless Seller and its affiliates from and against any liability for Taxes of the Company arising on the Closing Date and attributable to activities of Buyer outside of the ordinary course of business.

          (b) Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify, defend and hold harmless Buyer and its affiliates from and against any liability for Taxes of the Company, except as provided in Section 6.3 hereof, for all taxable periods ending on or before the Closing Date and for the Pre-Closing Period (including, but not limited to, any liability with respect to any Section 338(h)(10) Election) but only to the extent that the amount of such Taxes exceeds the aggregate amount of Taxes that have been reserved for on the Balance Sheet.

          (c) In the case of any Straddle Period, except as provided in subparagraph (d) below and in Section 6.4 hereof, the liability for Taxes of the Company for the Pre-Closing Period shall be computed as if such taxable period ended on and included the Closing Date.

          (d) In the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, other than Taxes based upon or related to income or Taxes described in
Section 6.3 hereof, the liability for such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period.

          (e) If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this Section 6.7, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall not affect the Tax Indemnifying Party's obligation under this Section 6.7, except to the extent that the Tax Indemnifying Party is materially prejudiced by such failure to give prompt notice.

          (f) With respect to any Tax Claim which might result in an indemnity payment to Buyer pursuant to Section 6.7(b) (excepting Taxes of the Company for a Straddle Period Tax Claims with respect to which will be controlled jointly by the Buyer and the Seller), Seller shall control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may in its sole discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Buyer shall not under any circumstances settle or otherwise compromise any Tax Claim referred to in the preceding sentence without Seller's prior written consent. In connection with any proceeding taken in connection with such Tax Claim, (i) Seller shall keep Buyer informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (ii) Buyer shall have the right, at its sole expense, to participate in (but not control) any such proceedings. Buyer shall cooperate with Seller in contesting such Tax Claim (without charge to Seller), which cooperation shall include, without limitation, the retention and the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making employees available to Seller to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, provided that no charges shall be incurred by Seller for the services of such employees.

          (g)  With respect to any Tax Claim not described in
Section 6.7(f) which might result in an indemnity payment to Seller pursuant to Section 6.7(a), Buyer shall control all proceedings in accordance with provisions that are parallel to those in
Section 6.7(f).

          (h) Except as set forth in Section 6.4(c) or 6.4(d), any indemnity payment payable by Seller to Buyer or by Buyer to Seller pursuant to this Section 6.7 shall be paid within thirty days after the Tax Indemnified Party's written request therefor (or, if later, ten days prior to the date such Tax is required to be paid), provided that such request shall be accompanied by a copy of the applicable Tax Return or a final audit determination and, if necessary, a statement reflecting the calculation of the amount for which the Tax Indemnifying Party is liable. Within thirty days following the receipt of a request for any indemnity payment hereunder, together with a computation by the Tax Indemnified Party of the indemnity amount payable hereunder, the Tax Indemnifying Party shall either pay such amount in immediately available funds in the manner designated by the Tax Indemnified Party to the Tax Indemnified Party or request in writing the Neutral Accounting Firm to determine whether such computation and amount are correct.
After each party has had the opportunity to consult with the Neutral Accounting Firm, upon receipt thereof, the Tax Indemnified

Party shall deliver to the Tax Indemnifying Party a statement from the Neutral Accounting Firm setting forth the determination by the Neutral Accounting Firm of such computation and the amount payable hereunder as an indemnity. The determination by the Neutral Accounting Firm in conformity with the provisions of this Agreement shall be final, conclusive and binding on the parties hereto. Within five business days after delivery to the Tax Indemnifying Party of the statement of determination by the Neutral Accounting Firm of such amount, the Tax Indemnifying Party shall pay such amount in immediately available funds to the Tax Indemnified Party in the manner designated by the Tax Indemnified Party.

          (i) Notwithstanding any provision in this Agreement to the contrary, the liability of any party hereto to indemnify any other party hereto pursuant to this Section 6.7 in respect of Tax Claims shall be limited to Tax Claims as to which the Tax Indemnified Party has given the Tax Indemnifying Party written notice, setting forth therein in reasonable detail the basis for such Tax Claim, on or prior to the day and date on which the applicable statute of limitations relating to the Taxes at issue expires (after giving effect to valid extensions thereof) and the costs indemnified hereunder shall include reasonable attorney's fees and the costs and expenses of enforcing the indemnification obligation, if any. Unless the Buyer consents, the Seller will not settle any Tax Claim or file any Tax Return, amended or otherwise, on which the Company makes an election or takes a position that would cause Buyer or the Company to pay more Taxes in future years than Buyer or the Company would have paid has such settlement or election not been made.

          8  Section 338(h)(10) Election.

          (a)  Application.  This Section 6.8 will apply if the
Buyer requests the Seller, pursuant to Section 6.5(b) to join in a
Section 338(h)(10) Election.

          (b) Allocation of Purchase Price. On or before June 15, 1998, Buyer shall provide to Seller copies of any exhibits required to be attached to the IRS form on which a Section 338(h)(10) Election is made (see Form 8023-A which expired on April 30, 1997) reflecting Buyer's proposed allocation of the Purchase Price (adjusted as required under the Code and the applicable Treasury Regulations) based on the Allocated Asset Prices. "Allocated Asset Price" is defined with respect to any asset, the portion of the Purchase Price allocated to such asset by Buyer and set forth on the Pricing Schedule. Within 15 days after the receipt of such exhibits, Seller shall propose to Buyer any changes to such exhibits or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld. The failure by Seller to propose any such change or to indicate its concurrence within such 15 days shall be deemed to be an indication of its concurrence with such exhibits. Buyer and Seller shall file, and shall cause their affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto unless required to do so by applicable tax laws. Any disputes with respect to the items on such exhibits which Buyer and Seller, acting in good faith, are unable to resolve shall be resolved pursuant to the dispute resolution procedure provided in Section 6.4(c) for Straddle Period Returns and related matters.

          (c) Section 338(h)(10) Election. (i) Buyer and Seller shall make a timely Section 338(h)(10) Election.

                     (ii)  Buyer shall be responsible for the
preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Seller shall execute and deliver to Buyer two copies of IRS Form 8023-A (or successor form). Seller shall execute and deliver to Buyer such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least 60 days prior to the date such Section 338(h)(10) Election is required to be filed. Seller and Buyer shall cooperate with each other in executing and delivering such other additional documents or forms as are reasonably requested by the other in connection with the Section 338(h)(10) Election.

                    (iii) Buyer and Seller shall file, and shall cause their affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and such valuations and shall take no position contrary thereto unless required to do so by applicable tax law.

VII.  ADDITIONAL AGREEMENTS.

          1  Company Employees; Employee Contracts and Benefits.

          (a) Employees. Buyer intends that each person employed by the Company (including such employees who are not actively at work on account of (i) leave of absence or (ii) any disability, meaning any illness or injury, of less than six months duration as of the Closing Date, but excluding such employees who are totally and permanently disabled as of the Closing Date under the terms of the Kaman Pension Plan (as hereinafter defined)) as of the Closing Date (and excluding all persons who were not employees of the Company on the Closing Date, but who were formerly employed by the Company or predecessors thereof and whose service with the Company and its affiliates or predecessors thereof terminated prior to the Closing Date, including, without limitation, those who are, as of the Closing Date, retired and those who are, as of the Closing Date, in receipt of periodic severance pay benefits ("Former Kaman Employees")) (a "Kaman Employee") shall continue as an employee of the Company immediately following the Closing Date. Buyer agrees to provide severance benefits to Kaman Employees whose employment with the Company is terminated other than for cause by the Company, Buyer or any subsidiary thereof within ninety days after the Closing Date, which severance benefits shall be no less favorable in the aggregate to such employee than those which would have been provided by the Company in accordance with the applicable severance and termination pay policies and practices covering Kaman Employees on the Closing Date which policies and practices are attached as
Section 7.1(a) of the Disclosure Schedule, had such Kaman Employee's employment been terminated by the Company immediately prior to the Closing. Immediately following the Closing Date, Buyer will (i) permit Kaman Employees to participate immediately in Buyer's medical and dental benefit plan(s) (or in new medical and dental plan(s) created by the Company), with a waiver of preexisting condition restrictions, with respect to expenses incurred after the Closing Date, and provide such Kaman Employees and their dependents credit for any deductibles and copayments incurred under Seller's medical and dental benefit plans during the current plan year before the Closing Date, provided, that, for a period of at least one year after the Closing Date, the Kaman Employees shall be provided with medical, dental and other welfare benefits no less favorable in the aggregate than those provided by Buyer for similarly situated employees of Buyer from time to time during such year period, (ii) recognize for all purposes under Buyer's severance pay plan or plans the service of Kaman Employees with Seller or the Company before the Closing Date to the extent taken into account under the Company's severance pay plan or plans, and, except as otherwise provided in this Section 7.1, provide to Kaman Employees the same benefits for such periods of service as it provides to its own similarly situated employees, and (iii) permit Kaman Employees to take vacation during 1997 to the extent of any accrued and unused vacation entitlement under Seller's vacation plans to the extent such accrued and unused vacation is reflected on the Final Closing Date Statement, or reimburse such Kaman Employees for the loss thereof at the rate of pay not less than that in effect at Closing. In connection with the obligations set forth in subsection (i) of the preceding sentence, Buyer agrees to provide all certificates of credible coverage to Kaman Employees to the extent required under the Health Insurance Portability and Accountability Act of 1996, as amended. Nothing in this Agreement shall require Buyer to continue as an employee or to retain any Kaman Employee for any period after the time immediately following the Closing Date and, subject to requirements of Applicable Law, the Buyer reserves the right, at any time after such time, to terminate such employment and, except as provided in this
Section 7.1, to amend, modify or terminate any term and condition of employment, including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation (including, without limitation, any executive bonus plan or program) or working conditions, of the Kaman Employees.

          (b) Assumption of Agreements. Buyer agrees to honor, and to cause the Company to honor, in accordance with their terms, any obligations of the Company, but not any obligations of Seller nor any obligations with respect to the cash out of outstanding stock options, under each of the severance agreements with those individuals identified in Section 5.1(d) of the Disclosure Schedule.

          (c) Assumption of Liabilities of, and Transfer of Assets from, Kaman Pension Plans. As soon as practicable after, and in any event within ninety days after, and effective as of, the Closing Date, (i) Buyer shall designate an existing defined benefit pension plan of Buyer and the trust therefor qualifying under
Section 401(a) and Section 501(a) of the Code or shall have established, or shall have caused the Company to establish, a defined benefit pension plan and trust intended to qualify under
Section 401(a) and Section 501(a) of the Code ("Buyer's Pension Plan") and (ii) upon receipt by Seller of written evidence of the adoption of Buyer's Pension Plan and the trust thereunder by Buyer and the receipt by Seller of a copy of a favorable determination letter issued by the IRS with respect to Buyer's Pension Plan or, alternatively, in the event Buyer's Pension Plan is other than an existing pension plan of Buyer, an opinion of Buyer's tax counsel satisfactory to Seller confirming the qualification of Buyer's Pension Plan, Seller shall direct the Trustees of The Kaman Corporation Employees' Pension Plan (the "Kaman Pension Plan") to transfer from the trusts under the Kaman Pension Plan to the trust under Buyer's Pension Plan, an amount determined by Hooker & Holcombe Companies ("Seller's Actuary") and agreed to by Buck Consultants ("Buyer's Actuary") which shall be equal to the "414(l) Amount" (as hereinafter defined) calculated without regard to the amount of assets of the Kaman Pension Plan (the "Minimum Transfer Amount"), where the 414(l) Amount is the minimum amount of assets which must be transferred as of the Closing Date solely on account of benefits for Kaman Employees as determined in accordance with
Section 414(l) of the Code and the regulations promulgated thereunder based on the actuarial assumptions and procedures that would be used by the Pension Benefit Guaranty Corporation in determining whether the applicable plan may terminate as a standard termination as prescribed by Section 4041 of ERISA. If Seller for any reason is unable to transfer assets of the Kaman Pension Plan equal in amount to the Minimum Transfer Amount (where the amount of assets in fact transferred is the "Actual Transfer Amount"), the Purchase Price shall be reduced by the amount that the Actual Transfer Amount is less than the Minimum Transfer Amount, before adjustment of the Actual Transfer Amount for investment experience as provided below. In the event that Seller's Actuary and Buyer's Actuary are unable to agree upon the amount of assets to be transferred as provided above, then a third-party, independent actuary shall be selected by agreement of the Seller's Actuary and the Buyer's Actuary and the determination of such amount by such third-party actuary shall be final and binding upon the parties to this Agreement. For purposes of accomplishing the transfer of assets contemplated in this Section 7.1(c), the Seller shall cause the trustee of the trusts under the Kaman Pension Plan to segregate in cash within such trusts as of the Closing Date an amount equal to Seller's Actuary's estimate of the Actual Transfer Amount and to invest such segregated amount in the short term investment fund used for such trusts ("STIF") pending transfer to Buyer's Pension Plan trust. At the time of transfer of assets to the Buyer's Pension Plan trust, Seller shall cause the transfer of such segregated assets and STIF earnings thereon and of an additional amount in cash such that the total amount transferred will equal the total of (i) the Actual Transfer Amount and (ii) an amount equal to the investment experience of an amount equal to the Actual Transfer Amount invested in the STIF from the Closing Date to the date of transfer, less any benefit payments to Kaman Employees and an allocable portion of other usual fees and expenses ordinarily charged to the trust assets in accordance with the terms of the Kaman Pension Plan and the trusts therefor. The Buyer shall not assume any of the liabilities and obligations of the Kaman Pension Plan with respect to Former Kaman Employees and the Seller shall retain all such liabilities and obligations and related assets under the Kaman Pension Plan. Between the Closing Date and the date assets are transferred, Seller shall administer the Kaman Pension Plan with respect to the Kaman Employees at Seller's expense, except with respect to the usual fees and expenses referred to above. At the time of transfer of the amount set forth in this Section 7.1(c), Buyer and Buyer's Pension Plan shall assume all liabilities for all accrued benefits, including all ancillary benefits and all aspects of plan administration, under the Kaman Pension Plan in respect of Kaman Employees, and the Company shall cease being a participating company in the Kaman Pension Plan and employer contributions to the Kaman Pension Plan shall cease at the Closing Date for all Kaman Employees and each of Seller and the Kaman Pension Plan shall be relieved of all liabilities for such benefits. From and after the transfer of assets in accordance with this Section, Buyer agrees to indemnify and hold harmless Seller, its officers, directors, employees, agents and affiliates from and against any and all costs, damages, losses, expenses, or other liabilities arising out of or related to Buyer's Pension Plan, including benefits accrued by Kaman Employees prior to the Closing Date that are provided by Buyer's Pension Plans; provided, however, that Buyer shall not indemnify or hold harmless such parties with respect to those costs, damages, losses, expenses, or other liabilities that result, directly or indirectly, from the acts or omissions of such parties, which acts or omissions occurred or should have occurred prior to such transfer. Buyer will, or will cause the Company to, give Kaman Employees full credit for purposes of eligibility, vesting, and determination of the level of benefits under Buyer's Pension Plan for such Kaman Employees' service with the Company or Seller to the same extent recognized by the Company under the terms of the Kaman Pension Plan immediately prior to the Closing Date.

          Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section or for the purposes of administration of Buyer's Pension Plan, and they shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein. Notwithstanding anything contained herein to the contrary, no such transfer shall take place until the thirty-first day following the filing of all required Forms 5310-A in connection therewith.

          (d) Defined Contribution Plans. As soon as practicable after the Closing Date, but in no event later than sixty days after the Closing Date, Buyer shall designate an existing defined contribution savings plan of Buyer and Trust qualifying under
Section 401(a) and Section 501(a) of the Code or shall have established (or shall have caused the Company to establish) one or more qualified defined contribution savings or thrift plans and a related trust or trusts thereunder intended to qualify under
Section 401(a) and Section 501(a) of the Code ("Buyer's Thrift Plan"). The Kaman Corporation Thrift and Retirement Plan ("Seller's Thrift Plan") provides, or Seller shall cause Seller's Thrift Plan to be amended to provide, (i) for 100% vesting of all accounts of Kaman Employees under Seller's Thrift Plan and of all income earned on such accounts and (ii) that a distribution from Seller's Thrift Plan may be made on account of a bona fide distribution event as set forth in Code Section 401(k)10, that Kaman Employees participating in Seller's Thrift Plan shall have the option to retain their account balance in Seller's Thrift Plan or to make an elective transfer of their full account balance in accordance with Treasury Regulation 1.411(d)-4, Q&A3(b) to Buyer's Thrift Plan and that such elective transfers shall include the transfer of notes representing plan loans to participants. Buyer's Thrift Plan provides, or Buyer shall cause Buyer's Thrift Plan to be amended to provide, (i) for acceptance of elective transfers from Seller's Thrift Plan under Treasury Regulation 1.411(d)-4, Q&A3(b), including provision for acceptance of the elective transfer of notes representing plan loans to participants, (ii) for 100% vesting of all such transferred accounts and all income earned on such transferred accounts, and (iii) for recognition for all purposes under Buyer's Thrift Plan all service that was recognized under Seller's Thrift Plan to the extent such service was recognized under Seller's Thrift Plan. Seller and Buyer agree that any elective transfers made pursuant to this Section 7.1(d) are intended by the parties hereto to qualify as rollover distributions for income tax purposes. At the Closing, in accordance with the terms of Seller's Thrift Plan, the Company shall cease being a participating company in Seller's Thrift Plan and both employer and employee contributions to such plans shall cease at the Closing Date for all Kaman Employees. As of the first regular enrollment date under Buyer's Thrift Plan next following the Closing Date, Kaman Employees will be eligible to immediately participate in Buyer's Thrift Plan.

          Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section or for the purposes of administration of Buyer's Thrift Plan, and each shall cooperate in the filing of documents required by the transfer of assets and liabilities described herein after the Closing Date. Notwithstanding anything contained herein to the contrary, between the Closing Date and the date of transfer, Seller shall administer the Seller's Thrift Plan with respect to Kaman Employees, at Seller's expense.

          (e) Incentive Bonus Plan. Buyer agrees that for purposes of the Incentive Plan for Key Employees of Kaman Sciences Corporation and the Kaman Sciences Corporation Directorate/Cost Center Incentive Bonus Plan, (i) all Kaman Employees who participate therein shall be deemed to have achieved all applicable individual and Company goals for the current performance period and each such Kaman Employee shall be entitled to the maximum payout for such period, and (ii) with respect to those individuals listed in Section 7.1(e) of the Disclosure Schedule, Buyer shall provide a bonus for 1997 at least equal to the most recent cash bonus award made to such individual by the Company, which amounts are listed in
Section 7.1(e) of the Disclosure Schedule, provided that the payment required under items (i) and (ii) above shall be made by Buyer only to the extent accruals for such payments are reflected on the Final Closing Date Statement. Buyer agrees to pay all such amounts within thirty days of the Closing Date.

          (f) Other Benefits. From and after the Closing Date and until December 31, 1998, Buyer agrees to provide Kaman Employees with the payments and other benefits to which such Kaman Employees are entitled, immediately prior to the Closing, pursuant to the Kaman Corporation Flexible Benefits Plan, the Kaman Sciences Medical Spending Account Plan (but not including the Medical Expense Reimbursement Program) and the Kaman Corporation Dependent Care Reimbursement Plan, as if Buyer were the sponsor of each such plan. Buyer hereby assumes responsibility for, and agrees to provide Kaman Employees with, any group health benefits required under Section 4980 of the Code and Part 6 of Title I of ERISA ("COBRA Benefits"). Seller agrees to provide COBRA Benefits for Former Kaman Employees and any other employee of the Company who has a "qualifying event" (as defined in Section 603 of ERISA) prior to or as of the Closing Date.

          (g) Deferred Compensation Plan. Seller shall retain and satisfy all liabilities and obligations with respect to deferred compensation for Kaman Employees, with respect to deferrals through the Closing Date, under Seller's deferred compensation plan.

          2 Allocation of Cash. Notwithstanding any provision in this Agreement to the contrary, Buyer and Seller hereby agree that Seller shall be entitled to all cash and cash equivalents of the Company as of the Closing Date; provided, however, that Seller shall ensure that the Company has sufficient cash to cover any checks that may have been written by the Company prior to the Closing but not presented for payment prior to the Closing Date.

          3 No Solicitation. During the period from the date hereof through the earlier to occur of (i) the Closing Date and
(ii) the termination of this Agreement in accordance with Section 9.1, Seller will not, nor will Seller permit its respective officers, directors, representatives, subsidiaries (including, without limitation, the Company), affiliates or associates (as such terms are defined in the Exchange Act) to, directly or indirectly,
(a) initiate contact with, solicit, encourage or respond to any inquiries or proposals by, (b) enter into any discussions, negotiations, agreements, arrangements or understandings with, (c) disclose, directly or indirectly, any non-public information concerning the Company's business or properties to, except as may be required by law or securities exchange regulations, or (d) afford any access to the Company's properties, books and records to, any person or entity in connection with any possible proposal for the acquisition of all or any substantial portion of the Shares, other capital stock of the Company, or the assets or business of the Company. If the Company or Seller receives any inquiry, proposal or offer to enter into any transaction of any type referred to above, Seller agrees to inform Buyer promptly of the material terms thereof and the identity of the party making such inquiry, proposal or offer.

          4 Termination of Intercompany Commitments. At or prior to the Closing, Seller shall, or shall cause the Company to, terminate all of the agreements and commitments that are listed in
Section 7.4 of the Disclosure Schedule; it being understood that neither Seller nor the Company shall be obligated to make any additional payments thereunder other than in respect of past services.

          5  Dispute Resolution.

          (a) Negotiations. Buyer and Seller shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement (a "Dispute") by negotiations between the chief executive officers (or any other executive officer or officers reporting directly to, and duly designated by, such chief executive officer and having the requisite authority to resolve the Dispute) of such parties. Such negotiations may be commenced by either such party by written notice to the other party (the "Negotiation Request"). In the event that such Dispute has not been resolved by such negotiations within thirty days of the delivery of the Negotiation Request, and one party hereto requests non-binding mediation by written notice to the other party given prior to the end of such thirty-day period, Buyer and Seller shall attempt in good faith to resolve such Dispute by non-binding mediation before a mediator mutually agreeable to Buyer and Seller in their reasonable judgment. Neither party shall be required to continue with such negotiations or with such non-binding mediation for more than ninety days after the delivery of the Negotiation Request.
All such negotiations and mediation proceedings shall be confidential, and shall be treated as compromise and settlement negotiations for all evidentiary purposes, including but not limited to for purposes of the Federal Rules of Evidence and any state rules of evidence.

          (b) Other Remedies. The parties hereto shall not, and shall not permit their respective affiliates to, initiate litigation with respect to the Dispute unless the Dispute has not been resolved within ninety days of the delivery of the Negotiation Request, and shall not initiate litigation with respect to such Dispute except upon five days' prior written notice to the other party; provided that (i) if one such party has delivered a Negotiation Request or has so requested non-binding mediation and the other such party has not responded to any such request within ten days of its receipt or is failing to participate in good faith in the procedures specified in Section 7.5(a), the requesting party may initiate litigation prior to the expiration of such 90-day period and (ii) either such party may at any time or without notice file a complaint or seek an injunction or provisional judicial relief, if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo (including, but not limited to, for statute of limitations reasons or to preserve any defense based upon the passage of time).
Despite such action, Buyer and Seller will continue to participate in the procedures specified in this Section 7.5 for so long and to the extent so specified.

          (c) Matters Not Subject to Mediation. Notwithstanding any provision hereof to the contrary, any dispute relating to matters set forth in Article I, Section 3.14, Article VI, or
Section 7.6 of this Agreement, or to any Third-Party Claim, shall not be subject to the dispute resolution procedures set forth in this Section, including, without limitation, such as relate to mediation.

          6 Non-Competition; Nondisclosure. (a) Seller agrees on behalf of itself and its affiliates (other than any individual who is an affiliate solely by reason of being a director of Seller) that it will not at any time for five years after the date hereof:
(i) directly or indirectly, engage in any Competitive Business (meaning, any business engaged in the businesses of the Company as of the Closing Date), whether such engagement shall be as an owner, partner, agent, consultant or shareholder (except as the holder of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotations System or any successor thereto); or (ii) directly or indirectly solicit, divert or accept business from or otherwise take away or interfere with any customer of the Company, including without limitation any person who was a customer or whose business was being pursued by the Company prior to the date hereof. Seller agrees on behalf of itself and its affiliates that it will not at any time for two years after the date hereof, directly or indirectly, solicit or hire (other than by means of a general solicitation of employees through the media or other public communication) any person who has been employed by the Company at any time during the 12 months immediately preceding such solicitation or hiring (other than employees who have been dismissed by the Company and other than employees have voluntarily resigned from the Company and who have not been solicited by Seller or any of its affiliates prior thereto).

          (b) Seller agrees that, at all times from and after the date hereof, except as required by law or by the order of any court or government agency, it shall keep secret and retain in strictest confidence and shall not, except with the express prior written consent of Buyer, directly or indirectly disclose, communicate or divulge to any person, or use for the benefit of any person, any Proprietary Information (meaning, all information or data with respect to the conduct or details of the business of the Company including, without limitation, methods of operation, customers and customer lists, details of contracts with customers, consultants, suppliers or employees, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices and pricing policies, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of the business of the Company). The restriction contained in the preceding sentence shall not apply to any Proprietary Information that (i) is or becomes a matter of public knowledge other than through disclosure by Seller or (ii) is or becomes known to Seller from another source which is under no known obligation of confidentiality to Buyer or the Company.


VIII.  CONDITIONS TO CLOSING.

          1 Conditions to Both Parties' Obligations. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties):

          (a) No Injunction. On the Closing Date, there shall not be in effect any Order issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement.

          (b) Expiration or Termination of HSR Periods. All waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

          (c) Consents and Approvals; Permits. Seller and the Company shall have obtained the (A) material consents and approvals, or waivers thereof, of third parties, including, without limitation, those of governmental regulatory entities and (B) material permits, in each case, as set forth in Section 8.1(c) of the Disclosure Schedule.

          2 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

          (a) Representations and Warranties. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except for changes permitted by the terms of this Agreement.

          (b) Performance. Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

          (c) Officer's Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed by an officer of Buyer, certifying the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) hereof.

          3 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

          (a) Representations and Warranties. The representations and warranties of Seller in this Agreement which are qualified as to materiality or "Company Material Adverse Effect" shall be true and correct in all respects and all other representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

          (b) Performance. Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

          (c) Officer's Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed by an officer of Seller, certifying the fulfillment of the conditions specified in Sections 8.3(a) and 8.3(b) hereof.

          (d) Material Adverse Change. At any time on or after the date of this Agreement, there shall not have occurred any material adverse change in the business, properties, financial condition or results of operations of the Company.


IX.  TERMINATION.

          1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

          (a) at any time, by mutual written agreement of Seller and Buyer;

          (b) at any time after February 28, 1998, by either Seller or Buyer upon five business days' prior written notice to the other party, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the terminating party;

          (c) by Buyer, if there has been a material violation or breach by Seller of any agreement, representation or warranty contained in the Agreement, which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer;

          (d) by Seller, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in the Agreement, which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller; or

          (e) by either Buyer or Seller if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable.

          2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1(b) hereof, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Seller or Buyer. If this Agreement is terminated pursuant to Section 9.1 hereof:

          (a) Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Buyer with respect to the Company shall be treated in accordance with Section 5.3 hereof and the Confidentiality Agreement referred to in such Section;

          (b) At the option of Seller, all filings, applications and other submissions made pursuant to Sections 5.4, 5.5 and 5.6 - hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made;

          (c)  The obligations provided for in this Section 9.2 and
Section 11.8 hereof, the confidentiality provision contained in
Section 5.3 hereof and the Confidentiality Agreement referred to in such Section shall survive any such termination of this Agreement; and

          (d) Notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party from liability for breach of this Agreement.


X.   SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION.

          1 Survival of Representations and Covenants. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing Date and shall terminate upon the expiration of the period for which indemnification for breach thereof may be sought pursuant to this Article X. The covenants contained in this Agreement shall terminate on the Closing Date, except for those covenants which, by their terms, are to be performed after the Closing Date, which covenants shall terminate as provided therein.

          2 Seller's Agreement to Indemnify. Upon the terms and subject to the conditions of this Article X, Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and affiliates (including the Company, from and after the Closing) at any time after the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by Buyer or such affiliates by reason of or resulting from (i) a breach of any representation or warranty of Seller contained in or made pursuant to this Agreement (other than those contained in Section 3.14 hereof); (ii) other than such for which indemnification is provided in Section 6.7 hereof, non-fulfillment of any agreement or covenant of Seller contained in or made pursuant to this Agreement or (iii)
(A) any Hazardous Substances or under any Environmental Laws relating to any Real Property currently owned or leased by the Company (including, without limitation, Hazardous Substances which have flowed or leaked from any Real Property) and relating to events occurring or conditions existing on or prior to the Closing Date ("On-site Environmental Matters") or (B) any Hazardous Substances or under any Environmental Laws relating to events occurring or conditions existing on or prior to the Closing Date other than On-Site Environmental Matters ("Off-site Environmental Matters") (collectively, "Buyer Claims").

          3 Seller's Limitation of Liability. Any provision in this Agreement to the contrary notwithstanding, the liability of Seller to indemnify Buyer (a) pursuant to Section 10.2(i) hereof against any Damages sustained by reason of any Buyer Claim for breaches of representations and warranties (other than the representations and warranties set forth in Sections 3.1, 3.2, 3.4,
3.22 and 3.24 and the first sentence of Section 3.3) shall be limited to such Buyer Claims as to which Buyer has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the first anniversary of the Closing Date, (b) pursuant to Section 10.2(iii)(A) hereof against any Damages by reason of any Buyer Claim in respect of On-site Environmental Matters shall be limited to such Buyer Claims as to which Buyer has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the second anniversary of the Closing Date and (c) pursuant to Section 10.2(iii)(B) hereof against any Damages by reason of any Buyer Claim in respect of Off-Site Environmental Matters shall be limited to such Buyer Claims as to which Buyer has given Seller written notice, setting forth therein in reasonable detail the basis for such Buyer Claim, on or prior to the tenth anniversary of the Closing Date; provided, however, that the provisions for indemnification contained in Section 10.2(i) hereof and the provisions for indemnification contained in Section 10.2(iii)(A) and (B) hereof in respect of On-site Environmental Matters and Off-site Environmental Matters shall be effective only with respect to any Buyer Claim for Damages only after the aggregate amount of all Buyer Claims for breaches of representations and warranties and all Buyer Claims under Section 10.2(iii) for which Seller is liable under this Agreement exceeds $3,000,000 (the "Basket"), and then only to the extent that such Buyer Claims exceed the Basket; and provided, further, that in no event shall the aggregate amount of all Buyer Claims for breaches of representations and warranties and all Buyer Claims under
Section 10.2(iii)(A) hereof in respect of On-site Environmental Matters for which Seller is liable pursuant to such Section 10.2 hereof exceed $50,000,000.

          4 Buyer's Agreement to Indemnify. Upon the terms and subject to conditions of this Article X, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents and affiliates, at any time after the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller or such affiliates by reason of or resulting from (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement; or (ii) other than such for which indemnification is provided in Section
6.7 hereof, non-fulfillment of any agreement or covenant of Buyer or, after the Closing, the Company contained in or made pursuant to this Agreement, including, without limitation, those set forth in
Section 7.1 hereof with respect to the assumption by Buyer, Buyer's Pension Plan, Buyer's Thrift Plan or the Company of pension plan obligations (collectively, "Seller Claims").

          5 Buyer's Limitation of Liability. Any provision in this Agreement to the contrary notwithstanding, the liability of Buyer to indemnify Seller pursuant to Section 10.4(i) hereof against any Damages sustained by reason of any Seller Claim shall be limited to Seller Claims as to which Seller has given Buyer written notice thereof, setting forth therein in reasonable detail the basis for such Seller Claim, on or prior to the first anniversary of the Closing Date; provided, however, that, notwithstanding the foregoing, the liability of Buyer to indemnify Seller against Damages sustained by reason of any Seller Claim relating to a breach of the representations and warranties contained in Section 4.6 hereof shall not be so limited.

          6 Conditions of Indemnification With Respect to Third-Party Claims. The obligations and liabilities of Seller and Buyer with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties ("Third-Party Claims") shall be subject to the following terms and conditions:

               (i)  The indemnified party will give the
indemnifying party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it, provided, that failure to provide such prompt notice shall not affect the indemnifying party's obligations hereunder, except to the extent that the indemnifying party is materially prejudiced by such failure; and provided, further, that the indemnified party will reasonably cooperate with the indemnifying party in defending such Third-Party Claim.

               (ii) If the indemnifying party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the indemnified party against which such Third-Party Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the indemnifying party subject to the right of the indemnifying party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof; and

               (iii) Any provision in this Article X to the contrary notwithstanding, (A) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled without the indemnifying party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnifying party for money damages arising out of such Third-Party Claim; and (B) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Third-Party Claim.
          7  Net Payments.

          (a) Any indemnification payable pursuant to this Article X shall be net of (i) any federal, state, local or foreign tax benefit actually realized by the indemnified party in connection with the indemnification payment or the expenditure to which the indemnification relates and (ii) any amounts actually recovered (after deducting related costs and expenses) by the indemnified party for the Damages for which such indemnification payment is made, under any insurance policy (paid for by the Company prior to the Closing Date), warranty or indemnity from any third party existing at the Closing Date, provided that, no indemnified party shall be obligated to seek or claim any such tax benefit or to seek any recovery under any such insurance policy, warranty or indemnity.

          (b) If the indemnified party determines not to pursue any such recovery, the indemnified party shall promptly so notify the indemnifying party, and the indemnifying party (in its name or in the name of the indemnified party) shall be entitled to pursue such recovery directly and the indemnified party shall use reasonable efforts to cooperate with the indemnifying party in its pursuit of such recovery, provided that (x) such recovery shall not unreasonably interfere with the operation of the business of the indemnifying party and (y) the indemnifying party shall defend, indemnify and hold harmless the indemnified party from and against, and shall pay or reimburse the indemnified party for, any Damages which it may incur or to which it may be subjected, resulting from or arising out of or otherwise based upon the indemnifying party's efforts to pursue any such recovery.

          8 Sole Remedy for Certain Claims. Unless this Agreement shall have been terminated, Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims, including, without limitation, Buyer Claims (whether Third-Party Claims or otherwise), relating to any breaches of representations and warranties of Seller or relating to any Damages resulting from Hazardous Substances or under Environmental Laws shall be pursuant to the provisions set forth in this Article X. Unless this Agreement shall have been terminated, in furtherance of the forego-ing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Seller for breaches of representations and warranties or for any Damages resulting from Hazardous Substances or under Environmental Laws arising under any federal, state, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, any such right, claim or cause of action arising under or based upon common law or otherwise).

          9 Adjustment to Purchase Price. Any payments made pursuant to this Article X and Section 6.7 shall be considered as an adjustment to the Purchase Price.

XI.  MISCELLANEOUS.

          1 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, Seller and Buyer shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

          2 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by telecopy facsimile transmission (receipt of which is confirmed):

          (a)  If to Buyer, to:

               ITT Industries, Inc.
               4 West Red Oak Lane
               White Plains, New York  10604
               Telecopy:  (914) 696-2971
               Attention:  Martin Kamber

               with a copy to:

               Simpson Thacher & Bartlett
               435 Lexington Avenue
               New York, New York  10017
               Telecopy:  (212) 455-2502
               Attention:  William E. Curbow, Esq.

          (b)  If to Seller, to:

               Kaman Corporation
               1332 Blue Hills Avenue
               Bloomfield, Connecticut  06002
               Telecopy:  (860) 243-6365
               Attention:  Candace A. Clark, Esq.

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               One Rodney Square
               Wilmington, Delaware  19801
               Telecopy:  (302) 651-3001
               Attention:  Richard L. Easton, Esq.

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third business day following the date on which so mailed and (iii) on the date on which telecopied and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

          3 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived by the other party at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

          4 Entire Agreement. This Agreement, the Disclosure Schedule and the exhibits, schedules and other documents referred to herein which form a part hereof (including, without limitation, the Confidentiality Agreement referred to in Section 5.3(b) hereof) contain the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

          5 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

          6 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Seller or Buyer without the prior written consent of the other party hereto, except that Buyer may assign its right to purchase the Shares to any wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder.

          7 No Third-Party Beneficiaries. This Agreement is not intended and shall not be deemed to confer upon or give any person except the parties hereto and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

          8 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated pursuant hereto, each of Seller and Buyer shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

          9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          11 Forum; Service of Process. Any legal suit, action or proceeding brought by Seller or Buyer, or any of their respective affiliates, arising out of or based upon this Agreement shall be instituted in any federal or state court in New York County, New York, and each of Seller and Buyer (on its behalf and on behalf of its subsidiaries) waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

          12 Governing Law. This Agreement shall be governed by the laws of the New York, without regard to the principles of conflicts of law thereof.

          13 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS, AS THE CASE MAY BE, LEGAL COUNSEL, AND THAT EACH

KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          14  Certain Defined Terms.

          (a) As used in this Agreement, the following terms shall have the following respective meanings:

               "affiliate" shall have the meaning ascribed to such term in Section 11.10 hereof.

               "Agreement" shall have the meaning ascribed to such term in the Preamble hereof.

               "Applicable Law" shall have the meaning ascribed to such term in Section 3.5 hereof.

               "Authorized Agent" shall have the meaning ascribed to such term in Section 11.11 hereof.

               "Balance Sheet" shall have the meaning ascribed to such term in Section 3.6 hereof.

               "Basket" shall have the meaning ascribed to such term in Section 10.3 hereof.

               "Buyer" shall have the meaning ascribed to such term in the Preamble hereof.

               "Buyer Benefits" shall have the meaning ascribed to such term in Section 6.6 hereof.

               "Buyer Claims" shall have the meaning ascribed to such term in Section 10.2 hereof.

               "Buyer Group" shall have the meaning ascribed to such term in Section 6.1(a) hereof.

               "Buyer's Pension Plan" shall have the meaning ascribed to such term in Section 7.1(c) hereof.

               "Buyer's Thrift Plan" shall have the meaning ascribed to such term in Section 7.1(d) hereof.

               "Changes" shall have the meaning ascribed to such term in Section 6.6 hereof.

               "Closing" shall have the meaning ascribed to such term in Section 1.1 hereof.

               "Closing Date" shall have the meaning ascribed to such term in Section 1.3 hereof.

               "Code" shall have the meaning ascribed to such term in Section 3.13(c) hereof.

               "Company" shall have the meaning ascribed to such term in the Recitals hereof.

               "Company Material Adverse Effect" shall have the meaning ascribed to such term in Section 3.7 hereof.

               "Confidentiality Agreement" shall have the meaning ascribed to such term in Section 5.3(b) hereof.

               "Damages" shall have the meaning ascribed to such term in Section 10.2 hereof.

               "Disclosure Schedule" shall have the meaning ascribed to such term in Article III hereof.

               "DOJ" shall have the meaning ascribed to such term in Section 5.6 hereof.

               "Environmental Laws" shall have the meaning ascribed to such term in Section 3.19 hereof.

               "ERISA" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

               "Exchange Act" shall have the meaning ascribed to such term in Section 3.5 hereof.

               "Financial Statements" shall have the meaning ascribed to such term in Section 3.6 hereof.

               "FTC" shall have the meaning ascribed to such term in Section 5.6 hereof.

               "Governmental Approval" shall have the meaning ascribed to such term in Section 3.5 hereof.

               "Governmental Authority" shall have the meaning ascribed to such term in Section 3.5 hereof.

               "Hazardous Substances" shall have the meaning ascribed to such term in Section 3.19 hereof.

               "HSR Act" shall have the meaning ascribed to such term in Section 3.5 hereof.

               "Income Tax Return" shall have the meaning ascribed to such term in Section 6.6 hereof.

               "Indemnification Statement" shall have the meaning ascribed to such term in Section 6.4(c) hereof.

               "Industrial Property" shall have the meaning ascribed to such term in Section 3.11(a) hereof.

               "Intellectual Property" shall have the meaning ascribed to such term in Section 3.11(b) hereof.

               "IRS" shall have the meaning ascribed to such term in Section 3.13(c) hereof.

               "Liens" shall have the meaning ascribed to such term in Section 3.2 hereof.

               "Kaman Diversified" shall have the meaning ascribed to such term in Section 1.1 hereof.

               "Kaman Employee" shall have the meaning ascribed to such term in Section 7.1(a) hereof.

               "Kaman Pension Plan" shall have the meaning ascribed to such term in Section 7.1(c) hereof.

               "Material Contract" shall have the meaning ascribed to such term in Section 3.15 hereof.

               "Neutral Accounting Firm" shall have the meaning as-cribed to such term in Section 1.6 hereof.

               "Order" shall have the meaning ascribed to such term in Section 3.5 hereof.

               "Pension Plan" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

               "Permitted Liens" shall have the meaning ascribed to such term in Section 3.9 hereof.

               "person" shall have the meaning ascribed to such term in Section 11.10 hereof.

               "Personal Property" shall have the meaning ascribed to such term in Section 3.9 hereof.

               "Plan" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

               "Pre-Closing Period" shall have the meaning ascribed to such term in Section 6.1(b) hereof.

               "Prior Period Returns" shall have the meaning ascribed to such term in Section 6.4(a) hereof.

               "Purchase Price" shall have the meaning ascribed to such term in Section 1.2 hereof.

               "Real Estate Permitted Liens" shall have the meaning ascribed to such term in Section 3.10(b) hereof.

               "Real Property" shall have the meaning ascribed to such term in Section 3.10(a) hereof.

               "Section 338(h)(10) Election" shall have the meaning ascribed to such term in Section 6.5(b) hereof.

               "Seller" shall have the meaning ascribed to such term in the Preamble hereof.

               "Seller Claims" shall have the meaning ascribed to such term in Section 10.4 hereof.

               "Seller Group" shall have the meaning ascribed to such term in Section 6.1(c) hereof.

               "Seller's Actuary" shall have the meaning ascribed to such term in Section 7.1(c) hereof.

               "Seller's Thrift Plan" shall have the meaning ascribed to such term in Section 7.1(d) hereof.

               "Shares" shall have the meaning ascribed to such term in the Recitals hereof.

               "Straddle Period" shall have the meaning ascribed to such term in Section 6.1(d) hereof.

               "Straddle Period Returns" shall have the meaning as-cribed to such term in Section 6.4(b) hereof.

               "Tax Benefit" shall have the meaning ascribed to such term in Section 6.1(e) hereof.

               "Tax Claim" shall have the meaning ascribed to such term in Section 6.8(e) hereof.

               "Tax Indemnified Party" shall have the meaning ascribed to such term in Section 6.8(e) hereof.

               "Tax Indemnifying Party" shall have the meaning as-cribed to such term in Section 6.8(e) hereof.

               "Tax Return" shall have the meaning ascribed to such term in Section 3.14(b)(ii) hereof.

               "Taxes" shall have the meaning ascribed to such term in Section 3.14(b)(i) hereof.

               "Third-Party Claims" shall have the meaning ascribed to such term in Section 10.6 hereof.

               "U.S. Government Contract" shall have the meaning ascribed to such term in Section 5.10(a) hereof.

               "WARN Act" shall have the meaning ascribed to such term in Section 3.18 hereof.

               "Welfare Plan" shall have the meaning ascribed to such term in Section 3.13(a) hereof.

          (b) Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.



                     [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.


                         Seller:

                         KAMAN CORPORATION



                         By:
                            Name:
                            Title:


                         Buyer:

                         ITT INDUSTRIES, INC.



                         By:
                            Name:
                            Title: